EXHIBIT 10(i)


              CHECKPOINT SYSTEMS, INC.

                  NOTE AGREEMENT

             Dated as of March 1, 1994

           $12,000,000 Principal Amount

           8.27% Series A Senior Notes

               Due April 1, 2002

1.      DESCRIPTION OF NOTES AND COMMITMENT                 1

   1.1. Description of Notes                                1
   1.2. Commitment; Closing Date                            1
   1.3. Guaranty Agreement; Release                         2

2.      PREPAYMENT OF NOTES                                 2

   2.1. Required Prepayments                                2
   2.2. Optional Prepayments                                2
   2.3. Notice of Prepayments                               3
   2.4. Surrender of Notes on Prepayment or Exchange        4
   2.5. Direct Payment and Deemed Date of Receipt           4
   2.6. Allocation of Payments                              4
   2.7. Payments Due on Saturdays, Sundays and Holidays     4

3.      REPRESENTATIONS                                     4

   3.1. Representations of the Company                      4
   3.2. Representations of the Purchasers                  10

4.      CLOSING CONDITIONS                                 11

   4.1. Representations and Warranties                     11
   4.2. Legal Opinions                                     11
   4.3. Events of Default                                  12
   4.4. Payment of Fees and Expenses                       12
   4.5. Sale of Notes to Other Purchasers                  12
   4.6. Guaranty Agreement                                 12
   4.7. Legality of Investment                             12
   4.8. Private Placement Number                           12
   4.9. Proceedings and Documents                          12

5.      INTERPRETATION OF AGREEMENT                        12

   5.1. Certain Terms Defined                              12
   5.2. Accounting Principles                              21
   5.3. Valuation Principles                               21
   5.4. Direct or Indirect Actions                         22

6.      AFFIRMATIVE COVENANTS                              22

   6.1. Corporate Existence                                22
   6.2. Insurance                                          22
   6.3. Taxes, Claims for Labor and Materials              22
   6.4. Maintenance of Properties                          22

   6.5. Maintenance of Records                             23
   6.6. Financial Information and Reports                  23
   6.7. Inspection of Properties and Records               25
   6.8. ERISA                                              25
   6.9. Compliance with Laws                               26
   6.10 Acquisition of Notes                               27
   6.11.Private Placement Number; NAIC                     27
   6.12.Nature of Business                                 27
   6.13.Description of Actual Use of Proceeds              27

7.      NEGATIVE COVENANTS                                 27

   7.1. Net Worth                                          27
   7.2. Fixed Charge Ratio                                 27
   7.3. Funded Debt                                        28
   7.4. Funded Debt of Subsidiaries                        28
   7.5. Liens                                              29
   7.6. Restricted Payments                                30
   7.7. Merger or Consolidation                            30
   7.8. Sale of Assets                                     31
   7.9. Disposition of Stock of Subsidiaries               32
   7.10.Repurchase of Leases                               32
   7.11.Transactions with Affiliates                       33
   7.12.Guaranties                                         33
   7.13.Consolidated Tax Returns                           33
   7.14.Restrictions on Dividends                          33

8.      EVENTS OF DEFAULT AND REMEDIES THEREFOR            33
   8.1. Nature of Events                                   33
   8.2. Remedies on Default                                35
   8.3. Annulment of Acceleration of Notes                 35
   8.4. Other Remedies                                     36
   8.5. Conduct No Waiver; Collection Expenses             36
   8.6. Remedies Cumulative                                36
   8.7. Notice of Default                                  36

9.      AMENDMENTS, WAIVERS AND CONSENTS                   37
   9.1. Matters Subject to Modification                    37
   9.2. Solicitation of Holders of Notes                   37
   9.3. Binding Effect                                     37

10.     FORM OF NOTES, REGISTRATION, TRANSFER, EXCHANGE
        AND REPLACEMENT                                    38

   10.1.Form of Notes                                      38
   10.2.Note Register                                      38
   10.3.Issuance of New Notes upon
         Exchange or Transfer                              38
   10.4. Replacement of Notes                              38

11.      ADDITIONAL SERIES OF NOTES                        39
   11.1. Provision for Additional Series of Notes          39
   11.2. Conditions to Additional Series of Notes          39

12.      MISCELLANEOUS                                     39
   12.1. Expenses                                          39
   12.2. Notices                                           40
   12.3. Reproduction of Documents                         40
   12.4. Successors and Assigns                            40
   12.5. Law Governing                                     40
   12.6. Headings                                          40
   12.7. Counterparts                                      41
   12.8. Reliance on and Survival of Provisions            41
   12.9. Integration and Severability                      41
   12.10.Confidentiality                                   41

   SCHEDULE I  -  Purchasers and Commitments               43

                               CHECKPOINT SYSTEMS, INC.

                                   NOTE AGREEMENT


                                                    Dated as of March 1, 1994

   To Each of the Purchasers
     Named in Attached Schedule I

   Ladies and Gentlemen:

        CHECKPOINT SYSTEMS, INC., a Pennsylvania corporation (the "Company"), agrees with you as follows:

   1.  DESCRIPTION OF NOTES AND COMMITMENT

   1.1. Description of Notes. The Company has authorized the issuance and sale of $12,000,000 aggregate principal amount of its Series A Senior Notes (the "Notes"), to be dated the date of issuance, to bear interest from such date (computed on the basis of a 360-day year comprised of twelve 30-day months), payable semi-annually on April 1 and October 1 of each year, commencing October 1, 1994, and at maturity, at the rate of 8.27% per annum prior to maturity and shall bear interest on any overdue principal (including any overdue optional or required prepayment), on any overdue Make-Whole Amount, and (to the extent legally enforceable) on any overdue installment of interest at the rate of 10.27% per annum. The Notes shall be expressed to mature on April 1, 2002 and shall be substantially in the form attached as Exhibit A. The term "Notes" as used herein shall include each Note delivered pursuant to this Note Agreement (the "Agreement") and each Note delivered in substitution or exchange therefor and, where applicable, shall include the singular number as well as the plural. Any reference to you in this Agreement shall in all instances be deemed to include any nominee of yours or any separate account or other person on whose behalf you are purchasing Notes. You and the other purchasers are sometimes referred to herein individually as a "Purchaser" and collectively as the "Purchasers."

   1.2. Commitment; Closing Date. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to you, and you agree to purchase from the Company, Notes in the aggregate principal amount set forth opposite your name in the attached Schedule I at a price of 100% of the principal amount thereof.

        Delivery of and payment for the Notes shall be made at the offices of Gardner, Carton & Douglas, 321 North Clark Street, Quaker Tower, Chicago, Illinois 60610, at 9:00 a.m., Chicago time, on March 23, 1994 or on such other date not later than March 31, 1994, as you and the Company may mutually agree (the "Closing Date"). The Notes shall be delivered to you in the form of one or more Notes in fully registered form, issued in your name or in the name of your nominee. Delivery of the Notes to you on the Closing Date shall be against payment of the purchase price therefor in Federal funds or other funds in U.S. dollars immediately available at First Fidelity Bank, N.A., Philadelphia, Pennsylvania, A.B.A. No. 031-000-503, for deposit in the Company's Account No. 4920450. If on the Closing Date the Company shall fail to tender the Notes to you, you shall be relieved of all remaining obligations under this Agreement. Nothing in the preceding sentence shall relieve the Company of any liability occasioned by such failure to deliver the Notes. The funding and other obligations of the Purchasers under this Agreement shall be several and not joint.

   1.3. Guaranty Agreement; Release. The Notes will be guaranteed by Checkpoint Systems of Puerto Rico, Inc. (the "Guarantor") pursuant to the Guaranty Agreement. In the event the Guarantor has been released from its guaranty under or pursuant to the Credit Agreement, the Company will promptly notify you of such release and, upon delivery by the Company to you of evidence reasonably satisfactory to you that the Guarantor has been so released, you agree to release the Guarantor from its obligations under the Guaranty Agreement within 10 days thereafter. In the event any other Subsidiary shall at any time guarantee all or any portion of Indebtedness or any other obligation (contingent or otherwise) of the Company outstanding under the Credit Agreement, the Company shall cause such Subsidiary to contemporaneously guarantee the Notes and become a party to the Guaranty Agreement.

   2.  PREPAYMENT OF NOTES

   2.1. Required Prepayments. In addition to payment of all outstanding principal of the Notes at maturity and regardless of the amount of Notes which may be outstanding from time to time, the Company shall prepay and there shall become due and payable on April 1 in each year $4,000,000 of the principal amount of the Notes or such lesser amount as would constitute payment in full on the Notes, commencing April 1, 2000 and ending April 1, 2001, inclusive, with the remaining principal payable on April 1, 2002. Each such prepayment shall be at a price of 100% of the principal amount prepaid, together with interest accrued thereon to the date of prepayment, without a Make-Whole Amount.

   2.2. Optional Prepayments.

   (a) Upon notice as provided in Section 2.3, the Company may prepay the Notes, in whole or in part, at any time, in an amount not less than $1,000,000, an integral multiple of $100,000 in excess thereof or such lesser amount as shall constitute payment in full of the Notes. Each such prepayment shall be at a price of 100% of the principal amount to be prepaid, plus interest accrued thereon to the date of prepayment, plus the Make-Whole Amount.

   (b) Upon learning of a Change of Control, the Company shall immediately give notice to each holder of a Note of the Change of Control, accompanied by a certificate of an authorized officer of the Company specifying the nature of the Change of Control. Such notice shall (i) set forth the effective date of the Change of Control, (ii) contain the written, irrevocable offer of the Company to prepay, on a date specified in such notice which shall be not less than 30 nor more than 45 calendar days after the date of such notice, the entire principal amount of the Notes held by each holder at a price equal to 100% thereof, plus interest accrued thereon to the date of prepayment, plus, in the event that a Default or Event of Default exists, or after giving effect to such Change of Control, would exist, the Make-Whole Amount, (ii) state that notice of acceptance of the Company's offer to prepay under this Section 2.2(b) must be delivered to the Company not later than 10 Business Days prior to the date fixed for prepayment, and (iii) contain the information specified in clauses (iii), (iv) and (v) of the first sentence of Section 2.3. Upon receipt by the Company of such notice of acceptance from any holder, but subject to the following sentence, the aggregate principal amount of Notes held by such holder, plus the interest accrued thereon, plus, in the event that a Default or Event of Default exists or, after giving effect to such Change of Control, would exist, the Make-Whole Amount shall become due and payable on the day specified in the Company's notice. Not earlier than 7 Business Days prior to the date fixed for prepayment, the Company shall give written notice to each holder of those holders, and the principal amount of Notes held by each, who have given notices of acceptance of the Company's offer, and thereafter any holder may change its response to the Company's offer by written notice to such effect delivered to the Company not less than 3 Business Days prior to the date fixed for prepayment.

   (c) Any optional prepayment of less than all of the Notes outstanding pursuant to Section 2.2(a), Section 2.2(b) or Section 7.7 shall be applied to the outstanding principal amount of the Notes, in inverse order of maturity.

   (d) Except as provided in Section 7.7, Section 2.1 and this Section 2.2, the Notes shall not be prepayable in whole or in part.

   2.3. Notice of Prepayments. The Company shall give notice of any optional prepayment of the Notes pursuant to Section 2.2(a) to each holder of the Notes not less than 30 days nor more than 60 days before the date fixed for prepayment, specifying (i) such date, (ii) the principal amount of the holder's Notes to be prepaid on such date, (iii) the Determination Date for calculating the Make-Whole Amount, (iv) a calculation of the estimated amount of the Make-Whole Amount showing in detail the method of calculation and (v) the accrued interest applicable to the prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with the Make-Whole Amount, if any, and accrued interest thereon shall become due and payable on the prepayment date.

        The Company also shall give notice to each holder of the Notes to be prepaid pursuant to Section 2.2(a) or (b) or Section 7.7 by telecopy, telegram, telex or other same-day written communication, confirmed by notice delivered by overnight courier, as soon as practicable but in any event no less than 1 Business Day prior to the prepayment date, of the Make-Whole Amount applicable to such prepayment and the details of the calculations used to determine the amount of such Make-Whole Amount.

        In the event of a miscalculation of the Make-Whole Amount that results in an additional amount due to holders of the Notes in respect thereof, such additional amount shall be payable no later than 2 Business Days following notice to the Company by any holder of the Notes.

   2.4. Surrender of Notes on Prepayment or Exchange. Subject to Section 2.5, upon any partial prepayment of a Note pursuant to this Section 2 or partial exchange of a Note pursuant to Section 10.3, such Note may, at the option of the holder thereof, (i) be surrendered to the Company pursuant to Section 10.3 in exchange for a new Note or Notes equal to the principal amount remaining unpaid on the surrendered Note, or (ii) be made available to the Company, at the Company's principal office, for notation thereon of the portion of the principal so prepaid or exchanged. In case the entire principal amount of any Note is prepaid or exchanged, such Note shall be surrendered to the Company for cancellation and shall not be reissued, and no Note shall be issued in lieu of such Note.

   2.5. Direct Payment and Deemed Date of Receipt. Notwithstanding any other provision contained in the Notes or this Agreement, the Company will pay all sums becoming due on each Note held by you or any subsequent Institutional Holder by wire transfer of immediately available funds to such account as you or such subsequent Institutional Holder have designated in Schedule I, or as you or such subsequent Institutional Holder may otherwise designate by notice to the Company (upon which notice the Company may rely without independent investigation), in each case without presentment and without notations being made thereon, except that any such Note so paid or prepaid in full shall be surrendered to the Company for cancellation. Any wire transfer shall identify such payment in the manner set forth in Schedule I and shall identify the payment as principal, Make-Whole Amount, if any, and/or interest. You and any subsequent Institutional Holder of a Note to which this Section 2.5 applies agree that, before selling or otherwise transferring any such Note, you or it will make a notation thereon of the aggregate amount of all payments of principal theretofore made and of the date to which interest has been paid and, upon written request of the Company, will provide a copy of such notations to the Company. Any payment made pursuant to this Section 2.5 shall be deemed received on the payment date only if received before 11:00 a.m., Chicago time. Payments received after 11:00 a.m., Chicago time, shall be deemed received on the next succeeding Business Day.

   2.6. Allocation of Payments. In the case of a prepayment pursuant to Sections 2.1, 2.2(a) or 7.7, if less than the entire principal amount of all the Notes outstanding is to be paid, the Company will prorate the aggregate principal amount to be paid among the Notes in proportion to the aggregate unpaid principal amounts thereof.

   2.7. Payments Due on Saturdays, Sundays and Holidays. If the date of any required prepayment of the Notes or any interest payment date on the Notes or the date fixed for any other payment of any Note or exchange of any
   Note is a day other than a Business Day, then such payment, prepayment or exchange shall be made on the next succeeding Business Day with interest paid through the date of payment.

   3.  REPRESENTATIONS

   3.1. Representations of the Company. As an inducement to, and as part of the consideration for, your purchase of the Notes pursuant to this Agreement, the Company represents and warrants to you as follows:

   (a) Corporate Organization and Authority. The Company is a solvent corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as presently proposed to be conducted, to enter into and perform the Agreement and to issue and sell the Notes as contemplated in the Agreement.

   (b) Qualification to Do Business. The Company is duly licensed or qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction where the nature of the business transacted by it or the character of its properties owned or leased makes such qualification or licensing necessary, except for jurisdictions, individually or in the aggregate, where the failure to be so licensed or qualified could not reasonably be expected to have a Material Adverse Effect.

   (c) Subsidiaries. The Company has no Subsidiaries except those listed in the attached Annex I, which correctly sets forth the jurisdiction of incorporation and the percentage of the outstanding Voting Stock or equivalent interest of each Subsidiary which is owned, of record or beneficially, by the Company and/or one or more Subsidiaries. Each Subsidiary which is a Material Subsidiary is so designated in Annex I. Each Subsidiary has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and is duly licensed or qualified and in good standing as a foreign corporation in each other jurisdiction where the nature of the business transacted by it or the character of its properties owned or leased makes such qualification or licensing necessary, except for jurisdictions, individually or in the aggregate, where the failure to be so licensed or qualified could not reasonably be expected to have a Material Adverse Effect. Each Subsidiary has full corporate power and authority to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted, except for instances, individually or in the aggregate, where the failure to have such power and authority could not reasonably be expected to have a Material Adverse Effect. The Company and each Subsidiary have good and marketable title to all of the shares they purport to own of the capital stock of each Subsidiary, free and clear in each case of any Lien, except, with respect to Subsidiaries other than Material Subsidiaries, for defects or liens which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and all such shares have been duly issued and are fully paid and nonassessable.

   (d) Financial Statements. The consolidated balance sheets of the Company and its Subsidiaries as of December 25, 1988, December 31, 1989, December 30, 1990, December 29, 1991, and December 27, 1992, and the related consolidated earnings statements, statements of shareholders' equity and cash flows for each of the years ended on such dates, accompanied by the reports and unqualified opinions of Coopers & Lybrand, independent public accountants, copies of which have heretofore been delivered to you, were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved (except as otherwise noted therein) and present fairly the consolidated financial condition of the Company and its Subsidiaries on such dates and their consolidated results of operations and cash flows for the years then ended. The unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 26, 1993 and the related unaudited consolidated statements of operations, shareholders' equity and cash flows for the three months (13 weeks) and the nine months (39 weeks) ended September 26, 1993 and September 27, 1992, copies of which have heretofore been delivered to you, were prepared in accordance with generally accepted accounting principles (except for the absence of footnotes) and, subject to customary year end audit adjustments, present fairly the consolidated financial condition of the Company and its Subsidiaries as of such dates and the consolidated results of their operations and changes in their cash flows for the periods then ended. Annex VIII hereto contains a complete list of all goodwill incurred and all non-tax deductible intangible assets acquired by the Company and its Subsidiaries prior to the Closing Date.

   (e) No Contingent Liabilities or Adverse Changes. Except as described on the attached Annex II, neither the Company nor any of its Subsidiaries has any contingent liabilities which, individually or in the aggregate, are material to the Company and its Subsidiaries taken as a whole, and since December 27, 1992, there have been no changes in the condition, financial or otherwise, of the Company and its Subsidiaries except changes occurring in the ordinary course of business, none of which, individually or in the aggregate, has been materially adverse.

   (f) No Pending Litigation or Proceedings. Except as disclosed in the attached Annex III, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, at law or in equity or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

   (g)  Compliance with Law.

   (i) Neither the Company nor any of its Subsidiaries is: (x) in default with respect to, or in violation of, any order, writ, injunction or decree of any court to which it is a named party; or (y) in default under, or in violation of, any law, rule, regulation, ordinance or order relating to its or their respective businesses or properties, the sanctions and penalties resulting from which defaults or violations described in clauses
   (x) and (y) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

   (ii) Neither the Company nor any Subsidiary nor any Affiliate of the Company is an entity defined as a "designated national" within the meaning of the Foreign Assets Control Regulations, 31 C.F.R. Chapter V, or is in violation of, any Federal statute or Presidential Executive Order, or any rules or regulations of any department, agency or administrative body promulgated under any such statute or Order, concerning trade or other relations with any foreign country or any citizen or national thereof or the ownership or operation of any property, and no restriction or prohibition under any such statute, Order, rule or regulation which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

   (h) ERISA. Assuming the representations of the Purchasers in Section 3.2 of this Agreement are true and accurate, neither the purchase of the Notes by the Purchasers nor the consummation of the transactions contemplated by this Agreement is or will constitute a "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA. The Internal Revenue Service has issued a determination that each "employee pension benefit plan," as defined in Section 3(2) of ERISA (a "Plan"), established, maintained or contributed to by the Company or any Subsidiary (except for any Plan which is unfunded and maintained primarily for the purpose of providing deferred compensation and supplemental retirement benefits for a select group of management or highly compensated employees pursuant to ERISA Sections 201, 301 and 401) is qualified under Section 401(a) and related provisions of the Code and that each related trust or custodial account is exempt from taxation under Section 501(a) of the Code, or if a determination letter has not been issued, the Company will request in a timely manner such a determination from the Internal Revenue Service and the Company knows of no reason that would present the Internal Revenue Service from issuing such a determination. All Plans of the Company or any Subsidiary comply in all material respects with ERISA and other applicable laws. Neither the Company nor any Subsidiary has ever maintained or become obligated to contribute to a "multi-employer plan," as defined in Section 4001(a)(3) of ERISA. There exist with respect to all Plans or trusts established or maintained by the Company or any
   Subsidiary: (i) no accumulated funding deficiency within the meaning of ERISA; (ii) no termination of any Plan or trust which would result in any material liability to the PBGC or any "reportable event," as that term is defined in ERISA, which is likely to constitute grounds for termination of any Plan or trust by the PBGC; and (iii) no "prohibited transaction," as that term is defined in ERISA, which is likely to subject any Plan, trust or party dealing with any such Plan or trust to any material tax or penalty on prohibited transactions imposed by Section 4975 of the Code.

   (i) Title to Properties. Except as disclosed on the most recent audited consolidated balance sheet described in the foregoing paragraph (d) of this Section 3.1, the Company and its Subsidiaries have (i) good and marketable title in fee simple or its equivalent under applicable law to all the real property owned by them and (ii) good title to all of the personal property reflected in such balance sheet or subsequently acquired by the Company or its Subsidiaries (except as sold or otherwise disposed of in the ordinary course of business), in each case free from all Liens or defects in title except those permitted by Section 7.5.

(j) Leases. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all leases under which they are a lessee or are operating, except for leases the termination of which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

  (k) Franchises, Patents, Trademarks and Other Rights. Except as described in the attached Annex IV, the Company and its Subsidiaries have all franchises, permits, licenses and other authority necessary to carry on their businesses as now being conducted and are not in default thereunder, except for such franchises, permits, licenses or other authority and defaults which, individually or in the aggregate, do not and could not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries own or possess all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing necessary for the present conduct of their businesses, without any known conflict with the rights of others which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

   (l) Authorization. This Agreement and the Notes have been duly authorized on the part of the Company and the Agreement does, and the Notes when issued will, constitute the legal, valid and binding obligations of the Company, enforceable in 0accordance with their terms, except to the extent that enforcement of the Notes may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors or by equitable principles, regardless of whether enforcement is sought in equity or at law. The sale of the Notes and compliance by the Company with all of the provisions of this Agreement and of the Notes (i) are within the corporate powers of the Company, (ii) have been duly authorized by proper corporate action, (iii) are legal and will not violate any provisions of any law or regulation or order of any court, governmental authority or agency and (iv) will not result in any breach of any of the provisions of, or constitute a default under, or result in the creation of any Lien on any property of the Company or any Subsidiary under the provisions of, any charter document, by-law, loan agreement or other agreement or instrument to which the Company or any Subsidiary is a party or by which any of them or their property may be bound. The Guaranty Agreement has been duly authorized on the part of the Guarantor and when duly executed and delivered will constitute the legal, valid and binding obligation of the Guarantor, enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors or by equitable principles, regardless of whether enforcement is sought in equity or at law. Compliance by the Guarantor with all of the provisions of the Guaranty Agreement (i) is within its corporate powers, (ii) has been duly authorized by proper corporate action, (iii) is legal and will not violate any provisions of any law or regulation or order of any court, governmental authority or agency and
   (iv) will not result in any breach of any of the provisions of, or constitute a default under, or result in the creation of any Lien on any property of the Guarantor under the provisions of, any charter document, bylaw, loan agreement or other agreement or instrument to which the Guarantor is a party or by which it or its property may be bound.

   (m) No Defaults. No event has occurred and no condition exists which, upon the issuance of the Notes, would constitute a Default or an Event of Default under this Agreement. Neither the Company nor any Subsidiary is in default under any charter document, by-law, loan agreement or other agreement or instrument to which it is a party or by which it or its property may be bound, except for defaults, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect.

   (n) Governmental Consent. Neither the nature of the Company or any of its Subsidiaries, their respective businesses or properties, nor any relationship between the Company or any of its Subsidiaries and any other Person, nor any circumstances in connection with the offer, issuance, sale or delivery of the Notes is such as to require a consent, approval or authorization of, or withholding of objection on the part of, or filing, registration or qualification with, any governmental authority on the part of the Company or any Subsidiary in connection with the execution, delivery and performance of this Agreement or the Guaranty Agreement or the offer, issuance, sale or delivery of the Notes.

   (o) Taxes. All income tax returns and all other material tax returns required to be filed by the Company or any Subsidiary in any jurisdiction have been filed, and all taxes, assessments, fees and other governmental charges upon the Company or any Subsidiary, or upon any of their respective properties, income or franchises, which are due and payable, have been paid timely or within appropriate extension periods or contested in good faith by appropriate proceedings and the collection thereof has been stayed by the applicable governmental authority during the period of the contest and as to which adequate reserves are maintained in accordance with generally accepted accounting principles. The Company does not know of any proposed additional tax assessment against it or any Subsidiary for which adequate provision has not been made on its books. The statute of limitations with respect to Federal income tax liability of the Company and its consolidated Subsidiaries has expired for all taxable years up to and including the taxable year ended December 31, 1986 and no material controversy in respect of additional taxes due since such date is pending or, to the Company's knowledge, has been threatened. The provisions for taxes on the books of the Company and each Subsidiary are adequate for all open years and for the current fiscal period.

   (p) Status under Certain Statutes. Neither the Company nor any Subsidiary is: (i) a "public utility company" or a "holding company," or an "affiliate" or a "subsidiary company" of a "holding company," or an "affiliate" of such a "subsidiary company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) a "public utility" as defined in the Federal Power Act, as amended, or (iii) an "investment company" or an "affiliated person" thereof or an "affiliated person" of any such "affiliated person," as such terms are defined in the Investment Company Act of 1940, as amended.

   (q) Private Offering. Neither the Company nor SPP Hambro & Co. nor First Fidelity Bank, N.A. (the only Persons authorized or employed by the Company as agent, broker, dealer or otherwise in connection with the offering of the Notes or any similar security of the Company) has offered any of the Notes or any similar security of the Company for sale to, or solicited offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser, other than not more than 45 institutional investors, including the Purchasers, each of whom was offered all or a portion of the Notes at private sale for investment. Neither the Company nor anyone acting on its authorization will offer the Notes or any part thereof or any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, anyone so as to bring the issuance and sale of the Notes within the provisions of Section 5 of the Securities Act.

   (r) Effect of Other Instruments. Neither the Company nor any Subsidiary is bound by any agreement or instrument or subject to any charter or other corporate restriction which, individually or in the aggregate, (i) in any way materially restricts the Company's ability to perform its obligations under this Agreement or the Notes or any Subsidiary's ability to pay dividends or make advances to the Company or to perform under the Guaranty Agreement or (ii) could reasonably be expected to have a Material Adverse Effect.

   (s) Use of Proceeds. The Company will apply the net proceeds from the sale of the Notes to repay Indebtedness to First Fidelity Bank, National Association, in the principal amount of $8,000,000 and for general corporate purposes. None of the transactions contemplated in this Agreement (including, without limitation thereof, the use of the proceeds from the sale of the Notes) will violate or result in a violation of
   Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System (12 C.F.R., Chapter II). Neither the Company nor any Subsidiary owns or presently intends to carry or purchase any "margin stock" within the meaning of Regulation G, and none of the proceeds from the sale of the Notes will be used to purchase or carry or refinance any borrowing the proceeds of which were used to purchase or carry any "margin stock" or "margin security" in violation of Regulations G, T, U or X.

   (t) Condition of Property. All of the facilities of the Company and its Subsidiaries are in sound operating condition and repair except for facilities being repaired in the ordinary course of business or facilities which, individually or in the aggregate, are not material to the Company and its Subsidiaries, on a consolidated basis.

   (u) Books and Records. The Company and each of its Subsidiaries (i) maintain books, records and accounts in reasonable detail which accurately and fairly reflect their respective transactions and business affairs, and
   (ii) maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are executed in accordance with management's general or specific authorization and to permit preparation of financial statements in accordance with generally accepted accounting principles.

   (v) Environmental Compliance. The operations of the Company and each Subsidiary (including, without limitation, all operations and conditions at or in the Facilities) comply in all material respects with all Environmental Laws; the Company and each Subsidiary have obtained all permits under Environmental Laws necessary to their respective operations, and all such permits are in good standing, and the Company and each Subsidiary are in compliance with all terms and conditions of such permits failure to comply with which could not reasonably be expected to have a Material Adverse Effect; and neither the Company nor any of its Subsidiaries has any known liability (contingent or otherwise) in connection with any Release of any Hazardous Materials by the Company or any of its Subsidiaries or the existence of any Hazardous Material on, under or about any Facility that could give rise to an Environmental Claim that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

   (w) Solvency of the Guarantor. After giving effect to the transactions contemplated herein, (i) the present fair salable value of the assets of the Guarantor is in excess of the amount that will be required by the Guarantor to pay its probable liability on its existing debts as such debts become absolute and matured, (ii) the property remaining in the hands of the Guarantor is not an unreasonably small amount of capital, and (iii) the Guarantor is able to pay, and does not intend to take or fail to take any action such that it will be unable to pay, its debts as they mature.

    (x) Full Disclosure. Neither the Private Placement Memorandum dated December 1993 (including the enclosures) prepared by SPP Hambro & Co. and First Fidelity Bank, N.A. (the "Memorandum"), the financial statements referred to in paragraph (d) of this Section 3.1, nor this Agreement, nor any other written statement or document furnished by the Company to you in connection with the negotiation of the sale of the Notes, taken together, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading in light of the circumstances under which they were made.
   There is no fact (exclusive of general economic, political or social conditions or trends) particular to the Company and known by the Company which the Company has not disclosed to you in writing and which has or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

   3.2. Representations of the Purchasers. (a) You represent, and in entering into this Agreement the Company understands, that you are acquiring Notes for your own account and not with a view to any distribution thereof; provided that the disposition of your property shall at all times be and remain within your control, subject, however, to compliance with Federal securities laws. You acknowledge that the Notes have not been registered under the Securities Act and you understand that the Notes must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. You have been advised that the Company does not contemplate registering, and is not legally required to register, the Notes under the Securities Act.

        (b) You further represent that either: (i) no part of the funds to be used by you to purchase the Notes will constitute assets allocated to any separate account maintained by you; or (ii) no part of the funds to be used by you to purchase the Notes will constitute assets allocated to any separate account maintained by you such that the application of such funds will constitute a prohibited transaction under Section 406 of ERISA or
   Section 4975 of the Code; or (iii) all or a part of such funds will constitute assets of one or more separate accounts maintained by you, and you have disclosed to the Company the names of such employee benefit plans whose assets in such separate account or accounts exceed 10% of the total assets or are expected to exceed 10% of the total assets of such account or accounts as of the date of such purchase and the Company has advised you in writing that the Company is not a party-in-interest nor are the Notes employer securities with respect to the particular employee benefit plans disclosed to the Company by you as aforesaid (for the purpose of this clause (iii), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan). As used herein, the terms "separate account," "party-in-interest," "employer securities," and "employee benefit plan" have the meanings assigned to them in ERISA.

        (c) You represent that you are a "qualified institutional buyer" (as that term is defined in Rule 144A under the Securities Act).

        (d)  You acknowledge receipt of the Memorandum.

   4.  CLOSING CONDITIONS

        Your obligation to purchase the Notes on the Closing Date shall be subject to the performance by the Company of its agreements hereunder, which are to be performed at or prior to the time of delivery of the Notes, and to the following conditions to be satisfied on or before the Closing Date:

   4.1. Representations and Warranties. The representations and warranties of the Company contained in this Agreement or otherwise made in writing in connection herewith shall be true and correct on or as of the Closing Date and the Company shall have delivered to you a certificate to such effect, dated the Closing Date and executed by the president, the chief financial officer, chief accounting officer or treasurer of the Company.

   4.2. Legal Opinions. You shall have received from Gardner, Carton & Douglas, who is acting as your special counsel in this transaction, and from Stradley, Ronon, Stevens & Young, counsel for the Company, Neil D. Austin, General Counsel of the Company and Louis Colon Ramery, Esquire, counsel for the Guarantor, their respective opinions, dated such Closing Date, in form and substance satisfactory to you and covering substantially the matters set forth or provided in the attached Exhibits B, C, D, E and F.

   4.3. Events of Default. No event shall have occurred and be continuing on the Closing Date which would constitute a Default or an Event of Default, and the Company shall have delivered to you a certificate to such effect, dated the Closing Date and executed by the president, the chief financial officer, chief accounting officer or treasurer of the Company.

   4.4. Payment of Fees and Expenses. The Company shall have paid all reasonable fees, expenses, costs and charges, including the fees and expenses of Gardner, Carton & Douglas, your special counsel, incurred by you through the Closing Date and incident to the proceedings in connection with, and transactions contemplated by, this Agreement and the Notes, provided that the Company shall have received a detailed invoice of such fees and expenses at least 3 Business Days prior to the Closing Date.

   4.5. Sale of Notes to Other Purchasers. The Company shall have consummated the sale of the entire $12,000,000 principal amount of the Notes to be sold on the Closing Date pursuant to this Agreement.

   4.6. Guaranty Agreement . The Guarantor shall have executed and delivered the Guaranty Agreement.

   4.7. Legality of Investment. Your acquisition of the Notes shall constitute a legal investment as of the Closing Date under the laws and regulations of each jurisdiction to which you may be subject (without resort to any "basket" or "leeway" provision which permits the making of an investment without restrictions as to the character of the particular investment being made), and such acquisition shall not subject you to any penalty or other onerous condition in or pursuant to any such law or regulation; and you shall have received such certificates or other evidence as you may reasonably request to establish compliance with this condition.

   4.8. Private Placement Number. A private placement number with respect to the Notes shall have been issued by Standard & Poor's Corporation.

   4.9. Proceedings and Documents. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation of such transactions shall be satisfactory in form and substance to you and your special counsel, and you and your special counsel shall have received copies (executed or certified as may be appropriate) of all legal documents or proceedings which you and they may reasonably request.

   5.  INTERPRETATION OF AGREEMENT

   5.1. Certain Terms Defined. The terms hereinafter set forth when used in this Agreement shall have the following meanings:

        Affiliate - Any Person (other than a Wholly-Owned Subsidiary) (i) who is a director or executive officer of the Company or any Subsidiary, (ii) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (iii) which beneficially owns or holds securities representing 5% or more of the combined voting power of the Voting Stock of the Company or any Subsidiary or (iv) of which securities representing 5% or more of the combined voting power of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity) are beneficially owned or held by the Company or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        Agreement - As defined in Section 1.1.

        Business Day - Any day, other than Saturday, Sunday or a legal holiday or any other day on which banking institutions in Chicago, Des Moines or New York generally are authorized by law to close.

        Capitalized Lease - Any lease the obligation for Rentals with respect to which, in accordance with generally accepted accounting principles, would be required to be capitalized on a balance sheet of the lessee or for which the amount of the asset and liability thereunder, as if so capitalized, would be required to be disclosed in a note to such balance sheet.

        CERCLA - The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as now or hereafter amended, and any successor to such law.

        Change of Control - The acquisition, through purchase or otherwise, by any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than the Current Management Team or any person which includes the Current Management Team who is or becomes a "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act) of shares of Voting Stock of the Company which in the aggregate exceed 50% of the Voting Stock of the Company.

        Closing Date - As defined in Section 1.2.

        Code - The Internal Revenue Code of 1986, as amended.

        Consolidated Net Earnings - For any period, the net earnings (or deficit) of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with generally accepted accounting principles and after eliminating earnings or losses attributable to outstanding minority interests, but excluding in any event (i) net earnings and losses of any Subsidiary accrued prior to the date it became a Subsidiary; (ii) net earnings and losses of any Person (other than a Subsidiary), substantially all the assets of which have been acquired in any manner, realized by such Person prior to the date of such acquisition;
   (iii) net earnings and losses of any Person (other than a Subsidiary) with which the Company or a Subsidiary shall have consolidated or which shall have merged into or with the Company or a Subsidiary prior to the date of such consolidation or merger; (iv) net earnings of any Person (other than a Subsidiary) in which the Company or any Subsidiary has an ownership interest except to the extent actually received in the form of cash distributions to the Company or such Subsidiary; (v) any portion of the net earnings of any Subsidiary which for any reason is legally or contractually unavailable for payment of cash dividends to the Company or any other Subsidiary; (vi) earnings resulting from any reappraisal, revaluation or write-up of assets; (vii) any gains or losses, or other earnings, properly classified as extraordinary in accordance with generally accepted accounting principles; (viii) any gains or losses on the sale or other disposition of Investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses; (ix) the proceeds of any life insurance policy; (x) any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary; (xi) any gain arising from the acquisition of any securities of the Company or any Subsidiary; (xii) the reversal of any reserve, except to the extent that provision for such reserve shall have been made during the 12 months immediately preceding such reversal.


        Consolidated Net Earnings Available for Fixed Charges - For any period, the sum of (i) Consolidated Net Earnings, plus (to the extent deducted in determining Consolidated Net Earnings), (ii) all provisions for any Federal, state, or other income taxes made by the Company and its Subsidiaries during such period plus (iii) Fixed Charges; provided, however, that for the first three quarters of fiscal 1994, there shall be excluded from the calculation of Consolidated Net Earnings the expenses (not to exceed in the aggregate $2,000,000) relating to the Company's patent infringement suit before the International Trade Commission against Actron et al.

        Consolidated Net Worth - The sum of consolidated shareholders' equity of the Company and its Subsidiaries and the Company's ownership interest in any Person (other than a Subsidiary), as determined in accordance with generally accepted accounting principles, less the sum of all goodwill incurred and all non-tax deductible intangible assets acquired after the Closing Date; provided that Consolidated Net Worth shall be determined without adjustment (whether positive or negative) for any foreign currency translation.

        Consolidated Total Assets - The total assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles, less the sum of all goodwill incurred and all non-tax deductible intangible assets acquired after the Closing Date.

        Consolidated Total Capitalization - The sum of Consolidated Net Worth and Funded Debt.

        Credit Agreement - The Loan Agreement dated as of December 21, 1992 between the Company and First Fidelity Bank, National Association, as amended from time to time, and any similar agreement entered into by the Company in replacement or substitution therefor or in connection with a refinancing thereof.

        Current Management Team - Four or more of the Persons who, at the time of a Change of Control, hold the officer positions with the Company as follows: Chairman and Chief Executive Officer; President and Chief Operating Officer; Senior Vice President of Operations and Chief Financial Officer; Vice President - General Counsel and Secretary; Senior Vice President - Manufacturing; Senior Vice President of Sales Americas and Pacific Rim; and Senior Vice President of Marketing and Western European Operations.

        Debt - Without duplication, (i) all Indebtedness for borrowed money,
   (ii) all obligations under Capitalized Leases, (iii) all recourse obligations incurred in connection with the sale of leases, and (iv) all Guaranties of Debt of other Persons, but excluding any such obligations of a Wholly-Owned Subsidiary to the Company and of the Company to a Wholly-Owned Subsidiary and any present or future unfunded obligations of the Company under its Plans, provided such unfunded obligations are not required to be classified as Debt in accordance with generally accepted accounting principles.

        Default - Any event which, with the lapse of time or the giving of notice, or both, would become an Event of Default.

        Determination Date - The Business Day immediately preceding the date fixed for a prepayment pursuant to Section 2.2(a) or 2.2(b) or Section 7.7 or the date of declaration pursuant to Section 8.2.

        Disposition - As defined in Section 7.8(a).

        Environmental Claim - Any notice of violation, claim, demand, abatement order or other order by any governmental authority or any Person for any damage, including, without limitation, personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, resulting from or based upon (i) the existence of a Release (whether sudden or non-sudden or accidental or non-accidental) of, or exposure to, any Hazardous Material in, into or onto the environment at, in, by, from or related to any Facility, (ii) the use, handling, transportation, storage, treatment or disposal of Hazardous Materials in connection with the operation of any Facility, or (iii) the violation, or alleged violation, of any statutes, ordinances, orders, rules, regulations, permits, licenses or authorizations of or from any governmental authority, agency or court relating to environmental matters connected with the Facilities.

        Environmental Laws - All laws relating to environmental matters, including, without limitation, those relating to (i) fines, orders, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials and to the generation, use, storage, transportation, or disposal of Hazardous Materials, in any manner applicable to the Company or any of its Subsidiaries or any or their respective properties, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), the Federal
   Water Pollution Control Act (33 U.S.C. 1251 et seq.), the Clean Air Act (42 U.S.C. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. 651 et seq.), and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. 11001 et seq.), and (ii) environmental protection, including, without limitation, the National Environmental Policy Act (42 U.S.C.
   4321 et seq.), and comparable state laws, each as amended or supplemented, and any similar or analogous local, state and federal statutes and regulations promulgated pursuant thereto, each as in effect as of the date of determination.

        ERISA - The Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

        ERISA Affiliate - The Company and (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which the Company is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which the Company is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which the Company, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

        Event of Default - As defined in Section 8.1.

        Exchange Act - The Securities Exchange Act of 1934, as amended, and as it may be further amended from time to time.

        Facilities - Any real property (including, without limitation, all buildings, fixtures or other improvements located thereon) now, or heretofore or hereafter, owned, leased, operated or used (under permit or otherwise) by the Company or any of its Subsidiaries or any of their respective predecessors.

        Fixed Charges - For any period, the sum of (i) interest expense (including capitalized interest and the interest component of Rentals under Capitalized Leases) and (ii) 33-1/3% of Operating Rentals of the Company and its Subsidiaries on a consolidated basis during such period.


        Funded Debt - The sum of (without duplication) (a) all Debt properly classified as long-term debt in accordance with generally accepted accounting principles, including (i) Debt which by its terms matures more than one year from the date of creation or which may be renewed or extended at the option of the obligor for more than one year from such date, (ii) obligations under Capitalized Leases and (iii) Guaranties of Funded Debt of other Persons, (b) all recourse obligations incurred in connection with the sale of leases and (c) the smallest average daily amount of Debt, if any, outstanding under each working capital line, revolving credit agreement or similar agreement of an obligor for borrowed money, and any renewals or extensions of such agreements, during a period of 30 consecutive days or more during the 12 calendar months immediately preceding the date of determination of Funded Debt.

    Guaranties - All obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of a Person guaranteeing or, in effect, guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person:
   (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or (z) otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation against loss in respect thereof, or (iv) otherwise to assure the owner of the Indebtedness or obligation against loss in respect thereof. For the purposes of all computations made under this Agreement, Guaranties in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and Guaranties in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

        Guarantor - As defined in Section 1.3.

        Guaranty Agreement - The Guaranty Agreement, dated the Closing Date, of the Guarantor in the form attached as Exhibit D.

        Hazardous Materials - (i) Any chemical, material or substance defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," or "toxic substances" or words of similar import under any applicable Environmental Laws; (ii) any oil, petroleum or petroleum derived substance, any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, any flammable substances or explosives, any radioactive materials, any hazardous wastes or substances, any toxic wastes or substances or any other materials or pollutants that (a) pose a hazard to any property of the Company or any of its Subsidiaries or to Persons on or about such property or (b) cause such property to be in violation of any Environmental Laws; (iii) friable asbestos, urea formaldehyde foam insulation, electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; and (iv) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority.

        Indebtedness - (i) All obligations (including obligations under Capitalized Leases, obligations incurred in connection with the acquisition of assets or property or nonrecourse obligations) which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liability side of a balance sheet as of the date at which Indebtedness is to be determined,
   (ii) all Guaranties of obligations of other Persons of the character referred to in clause (i), and (iii) the amount of any recourse obligation incurred in connection with the sale of leases.

        Institutional Holder - Any bank, trust company, insurance company, pension fund, mutual fund or other similar financial institution, including, without limiting the foregoing, any "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act, which is or becomes a holder of any Note.

        Investments - All investments made in cash or by delivery of property, directly or indirectly, in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations of securities or by loan, advance, capital contribution or otherwise; provided, however, that "Investments" shall not mean or include investments in property to be used, held for use or consumed in the ordinary course of business.

        Lien - Any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to file any financing statement under the Uniform Commercial Code of any jurisdiction in connection with any of the foregoing, but excluding precautionary filings in connection with leases which are not Capitalized Leases.

        Make-Whole Amount - As of any Determination Date, if the Reinvestment Yield on such Determination Date is lower than the interest rate payable on or in respect of the Notes, the excess of (a) the present value of the principal and interest payments to be foregone by any prepayment (exclusive of accrued interest on such Notes through the date of prepayment) on such Notes to be prepaid (taking into account the manner of application of such prepayment required by Section 2.2(c)), determined by discounting (semi-annually on the basis of a 360-day year composed of twelve 30-day months), such payments at a rate that is equal to the Reinvestment Yield over (b) the aggregate principal amount of such Notes then to be paid or prepaid. To the extent that the Reinvestment Yield on any Determination Date is equal to or higher than the interest rate payable on or in respect of such Notes, the Make-Whole Amount is zero.

        Material Adverse Effect - (i) A material adverse effect on the business, properties, assets, results of operations or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole, (ii) the material impairment of the ability of the Company to perform its obligations under this Agreement or the Notes, (iii) the material impairment of the ability of the Guarantor to perform its obligations under the Guaranty Agreement, or (iv) the impairment of the ability of the holders of the Notes to enforce any of such obligations.

        Material Subsidiary - As of any date of determination, any Subsidiary, or any group of Subsidiaries, the total assets of which (after intercompany eliminations) accounted for more than 10% of Consolidated Total Assets or the total earnings of which accounted for more than 20% of Consolidated Net Earnings, in each case, of the Company and its Subsidiaries as of the end of the Company's most recently completed fiscal year.

        Notes - As defined in Section 1.1.

        Operating Rentals - For any period, the aggregate Rentals payable by the Company and its Subsidiaries during such period under all leases other than Capitalized Leases.

        PBGC - The Pension Benefit Guaranty Corporation or any successor thereto.

        Person - Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        Plan - As defined in Section 3.1(h).

        Purchaser - As defined in Section 1.1.

        Reinvestment Yield - The sum of (i) 0.60% plus (ii) the yield reported on the Bloomberg Financial Markets Service (or other on-the-run service acceptable to the holders of not less than a majority in principal amount of the outstanding Notes) at 10:00 A.M. (Chicago time) on the Determination Date for U.S. Treasury Securities having a maturity equal to the Weighted Average Life to Maturity of the Notes then being prepaid or paid as of the date of prepayment or payment, rounded to the nearest month, or if such yields shall not be reported as of such time or the yields reported as of such time are not ascertainable in accordance with the preceding clause, then the arithmetic mean of the yields published in the statistical release designated H.15(519) of the Board of Governors of the Federal Reserve System under the caption "U.S. Government Securities-- Treasury Constant Maturities" (the "statistical release") for the maturity corresponding to the remaining Weighted Average Life to Maturity of the Notes then being prepaid or paid as of the date of such prepayment or payment rounded to the nearest month. For purposes of calculating the Reinvestment Yield, the most recent weekly statistical release published prior to the applicable Determination Date shall be used. If no maturity exactly corresponding to such rounded Weighted Average Life to Maturity shall appear in the statistical release, or in any or other acceptable service, yields for the two most closely corresponding published maturities (one of which occurs prior and the other subsequent to the Weighted Average Life to Maturity) shall be calculated pursuant to this provision and the Reinvestment Yield shall be interpolated from such yields on a straight-line basis (rounding in each of such relevant periods, to the nearest month).

        Release - Any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any Facility, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

        Rentals - As of the date of any determination thereof, all fixed payments (including all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Subsidiary, as lessee or sublessee under a lease of real or personal property, but exclusive of any amounts required to be paid by the Company or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes, assessments, amortization and similar charges. Fixed rents under any so-called "percentage leases" shall be computed on the basis of the minimum rents, if any, required to be paid by the lessee, regardless of sales volume or gross revenues.

        Restricted Investment - Any Investment by the Company or any Subsidiary other than the following:

        (i) Investments existing as of the date of this Agreement which are listed in the attached Annex III;

        (ii) Investments in Subsidiaries or in Persons which, simultaneously with such Investment, become Subsidiaries;

        (iii) Investments in certificates of deposit and banker's acceptances with final maturities of one year or less issued by United States or Canadian commercial banks that have capital and surplus of more than $100,000,000 and are rated A- or better by Standard & Poor's Corporation or A3 or better by Moody's Investors Service, Inc.;

   (iv) Investments in commercial paper rated "A1" or better by Standard
   & Poor's Corporation or "P1" or better by Moody's Investors Service, Inc.;

        (v) Investments in direct obligations of the United States of America or in obligations of an agency thereof carrying the full faith and credit of the Untied States of America maturing within one year from the date of issuance;

        (vi) Investments in money market preferred stocks rated A or better by Standard & Poor's Corporation or Moody's Investors Service, Inc.;

        (vii) Investments in tax exempt floating rate option tender bonds, backed by a letter of credit issued by a bank having the capital and surplus described in clause (iii), rated A- or better by Standard & Poor's Corporation or A3 by Moody's Investors Service, Inc.; and

        (viii) Investments in any joint venture, unconsolidated subsidiary or other Person, the business of which is related to the ongoing business of the Company, and in which the Company or any Subsidiary owns less than 50% of the combined voting power of the Voting Stock (or in the case of a Person that is not a corporation less than 50% of the equity), provided such Investments, in the aggregate, do not exceed 5% of Consolidated Total Assets.

        Securities Act - The Securities Act of 1933, as amended, and as it may be further amended from time to time.

        Subsidiary - Any corporation of which shares of Voting Stock representing more than 50% of the combined voting power of each outstanding class of Voting Stock are owned or controlled, directly or indirectly, by the Company.

        Voting Stock - Capital stock of any class of a corporation having power to vote under ordinary circumstances for the election of members of the board of directors of such corporation, or persons performing similar functions, irrespective of whether or not at the time any class shall have special voting power or rights as the result of the occurrence of any contingency.

        Weighted Average Life to Maturity - As applied to any payment or prepayment of principal of the Notes, at any date, the number of years obtained by dividing (a) the principal amount of the Notes to be paid or prepaid into (b) the sum of the products obtained by multiplying (i) the amount of each then remaining required prepayment, including payment at final maturity, forgone by virtue of such payment or prepayment, by (ii) the number of years (calculated to the nearest 1/12th) which would have elapsed between such date and the making of such required prepayment or payment.

        Wholly-Owned - When applied to a Subsidiary, any Subsidiary 100% of the Voting Stock of which is owned by the Company and/or its Wholly-Owned Subsidiaries, other than directors' qualifying shares or, in the case of Subsidiaries organized under the laws of a jurisdiction other than the United States of America or any State thereof, nominal shares held by foreign nationals in accordance with local law.

        Terms which are defined in other Sections of this Agreement shall have the meanings specified therein.

   5.2. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with (and references elsewhere in this Agreement to generally accepted accounting principles shall mean) United States generally accepted accounting principles in effect from time to time, except where such principles are inconsistent with any accounting treatment or computation required by this Agreement and except for the application of non-United States accounting principles and practices to the books and transactions of non-United States Subsidiaries to the extent not prohibited by generally accepted accounting principles.

   5.3. Valuation Principles. Except where indicated expressly to the contrary by the use of terms such as "fair value," "fair market value" or "market value," each asset, each liability and each capital item of any Person, and any quantity derivable by a computation involving any of such assets, liabilities or capital items, shall be taken at the net book value thereof for all purposes of this Agreement. "Net book value" with respect to any asset, liability or capital item of any Person shall mean the amount at which the same is recorded or, in accordance with generally accepted accounting principles, should have been recorded in the books of account of such Person, as reduced by any reserves which have been or, in accordance with generally accepted accounting principles, should have been set aside with respect thereto, but in every case (whether or not permitted in accordance with generally accepted accounting principles) without giving effect to any write-up, write-down or write-off (other than any write-down or write-off the entire amount of which was charged to Consolidated Net Earnings or to a reserve which was a charge to Consolidated Net Earnings) relating thereto which was made after the date of this Agreement.

   5.4. Direct or Indirect Actions. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

   6.  AFFIRMATIVE COVENANTS

        The Company agrees that, for so long as any amount remains unpaid on any Note:

   6.1. Corporate Existence. The Company will, and will cause each Subsidiary to, maintain and preserve, its corporate existence and right to carry on its business and use, and the Company will, and will cause each Subsidiary to maintain, preserve, renew and extend all of its rights, powers, privileges, franchises, licenses and permits necessary to the proper conduct of its business; provided, however, that the foregoing shall not prevent any transaction permitted by Section 7.7 or Section 7.8 or the termination of the corporate existence of any Subsidiary, other than the Guarantor, or of any right, power, privilege or franchise of the Company or any Subsidiary if, in the opinion of the Board of Directors of the Company, such termination is in the best interests of the Company, is not (individually or in the aggregate) disadvantageous to the holders of the Notes and is not otherwise prohibited by this Agreement.

   6.2. Insurance. The Company will, and will cause each Subsidiary to, maintain insurance coverage with financially sound and reputable insurers in such forms and amounts, with such deductibles and against such risks as are required by law or sound business practice and are customary for corporations engaged in the same or similar businesses and owning and operating similar properties as the Company and its Subsidiaries.

   6.3. Taxes, Claims for Labor and Materials. The Company will, and will cause each Subsidiary to, pay and discharge when due, all taxes, assessments and governmental charges or levies imposed upon it or its property or assets, or upon properties leased by it (but only to the extent required to do so by the applicable lease), trade accounts, and claims for work, labor or materials, other than taxes which, individually or in the aggregate, are not material in amount or the non-payment of which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, provided that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy, account or claim, the payment of which is being contested in good faith and by proper proceedings that will stay the forfeiture or sale of any property and with respect to which adequate reserves are maintained in accordance with generally accepted accounting principles.

   6.4. Maintenance of Properties. The Company will, and will cause each Subsidiary to, maintain, preserve and keep, its properties (whether owned in fee or a leasehold interest) in good repair and working order, ordinary wear and tear excepted, and from time to time will make all necessary repairs, replacements, renewals and additions.

   6.5. Maintenance of Records. The Company will, and will cause each Subsidiary to, keep at all times proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to the business and affairs of the Company or such Subsidiary, in accordance with generally accepted accounting principles consistently applied throughout the period involved (except for such changes as are disclosed in such financial statements or in the notes thereto), and the Company will, and will cause each Subsidiary to, provide reasonable protection against loss or damage to such books of record and account.

   6.6. Financial Information and Reports. The Company will furnish to you and to any other Institutional Holder (in duplicate if you or such other holder so request) the following:

   (a) As soon as available and in any event within 45 days after the end of each of the first three quarterly accounting periods of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such period and consolidated statements of operations of the Company and its Subsidiaries for the periods beginning on the first day of such fiscal year and the first day of such quarterly accounting period and consolidated statements of shareholders' equity and cash flows beginning on the first day of such fiscal year and ending in each case on the date of such balance sheet, setting forth in comparative form (x) the corresponding consolidated statements of operations for the corresponding periods of the preceding fiscal year, (y) the corresponding consolidated statements of cash flows for the corresponding year to date period of the preceding fiscal year and (z) a consolidated balance sheet as of the end of the preceding fiscal year, all in reasonable detail prepared in accordance with generally accepted accounting principles consistently applied throughout the period involved (except for changes disclosed in such financial statements or in the notes thereto) and certified by the chief financial officer or chief accounting officer of the Company (i) outlining the basis of presentation, and (ii) stating that the information presented in such statements presents fairly the financial position of the Company and its Subsidiaries and the results of operations for the period, subject to customary year-end audit adjustments;

   (b) As soon as available and in any event within 90 days after the last day of each fiscal year, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of earnings, shareholders' equity and cash flows for such fiscal year, in each case setting forth in comparative form figures for the preceding fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles consistently applied throughout the period involved (except for changes disclosed in such financial statements or in the notes thereto) and accompanied by a report, unqualified as to scope of audit and unqualified as to going concern as to the consolidated balance sheet and the related consolidated statements of earnings, shareholders' equity and cash flows, of Coopers & Lybrand or any other firm of independent public accountants of recognized national standing selected by the Company to the effect that such financial statements have been prepared in conformity with generally accepted accounting principles and present fairly, in all material respects, the financial position of the Company and its Subsidiaries and that the examination of such financial statements by such accounting firm has been made in accordance with generally accepted auditing standards;

   (c) Together with the financial statements delivered pursuant to paragraphs (a) and (b) of this Section 6.6, (i) a management's discussion and analysis of the financial condition and results of operations for the periods reported upon by such financial statements, which discussion and analysis shall satisfy the requirements of Item 303 of Securities and Exchange Commission Regulation S-K, and (ii) a certificate of the chief financial officer or chief accounting officer, (x) to the effect that such officer has re-examined the terms and provisions of this Agreement and that at the date of such certificate, during the periods covered by such financial reports and as of the end of such periods, the Company is not, or was not, in default in the fulfillment of any of the terms, covenants, provisions and conditions of this Agreement and that no Default or Event of Default is occurring or has occurred as of the date of such certificate, during such periods and as of the end of such periods, or if the signer is aware of any Default or Event of Default, such officer shall disclose in such statement the nature thereof, its period of existence and what action, if any, the Company has taken or proposes to take with respect thereto, and (y) stating whether the Company is in compliance with Sections 7.1 through 7.13 and setting forth, in sufficient detail, the information and computations required to establish whether or not the Company was in compliance with the requirements of Sections 7.1 through
   7.9 during the periods covered by the financial reports then being furnished and as of the end of such periods;

   (d)  Together with the financial reports delivered pursuant to paragraph
   (b) of this Section 6.6, an opinion of the independent certified public accountants stating (i) that in making the examination necessary for expressing an opinion on such financial statements, nothing came to their attention that caused them to believe that there is in existence or has occurred any Default or Event of Default hereunder (the occurrence of which is ascertainable by accountants in the course of normal audit procedures) or, if such accountants shall have obtained knowledge of any such Default or Event of Default, describing the nature thereof and the length of time it has existed;

   (e) Promptly after the Company obtains knowledge thereof, notice of any litigation or any governmental proceeding pending against the Company or any Subsidiary in which, individually or in the aggregate, liability could reasonably be expected to exceed $1,000,000 or which could reasonably be expected to otherwise have a Material Adverse Effect;

   (f) As soon as available, copies of each financial statement, notice, report and proxy statement which the Company shall furnish to its shareholders; copies of each registration statement and periodic report, including but not limited to Forms 8-K, 10-K and 10-Q, which the Company may file with the Securities and Exchange Commission, and any other similar or successor agency of the Federal government administering the Securities Act, the Exchange Act or the Trust Indenture Act of 1939, as amended; without duplication, copies of each report (other than reports relating solely to the issuance of, or transactions by others involving, its securities) relating to the Company or its securities which the Company may file with any securities exchange on which any of the Company's securities may be registered; copies of any orders in any material proceedings to which the Company or any of its Subsidiaries is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Company or any of its Subsidiaries; and, except at such times as the Company is a reporting company under Section 13 or 15(d) of the Exchange Act or has complied with the requirements for the exemption from registration under the Exchange Act set forth in Rule 12g-3-2(b), such financial or other information as any holder of the Notes or prospective purchaser of the Notes may reasonably determine is required to permit such holder to comply with the requirements of Rule 144A under the Securities Act in connection with the resale by it of the Notes;

   (g) As soon as available, a copy of each other report submitted to the Company or any Subsidiary by independent accountants retained by the Company or any Subsidiary in connection with any interim or special audit made by them of the books of the Company or any Subsidiary;

   (h) Promptly following any change in the composition of the Company's Subsidiaries from that set forth in Annex I, as theretofore updated pursuant to this paragraph, an updated list setting forth the information specified in Annex I; and

   (i) Such additional information as you or such other Institutional Holder of the Notes may reasonably request concerning the Company and its Subsidiaries.

   6.7. Inspection of Properties and Records. The Company will, and will cause each Subsidiary to, permit any representative of you or any other Institutional Holder, from the date hereof and until payment in full of the Notes, to visit and inspect any of their properties, to examine their books of account (including, without limitation, the financial and reporting systems of the Company and its Subsidiaries), records, reports and other papers, to make copies and extracts therefrom and to discuss their affairs, finances and accounts with their officers, employees and independent public accountants (and by this provision the Company and its Subsidiaries authorize such accountants to discuss with you or such Institutional Holder their affairs, finances and accounts), all at such reasonable times and with reasonable notice and as often as you or such Institutional Holder may reasonably request, and if at the time thereof a Default or Event of Default has occurred and is continuing, at the Company's expense.

   6.8. ERISA.

   (a) All assumptions and methods used to determine the actuarial valuation of employee benefits, both vested and unvested, under each Plan subject to Title IV of ERISA of the Company or any ERISA Affiliate, and each such Plan, whether now existing or adopted after the date hereof, will comply in all material respects with ERISA.

   (b) The Company will not at any time permit any Plan established, maintained or contributed to by it or any Subsidiary in the United States or any ERISA Affiliate to:

   (i)  engage in any "prohibited transaction" as such term is defined in
   Section 4975 of the Code or in Section 406 of ERISA;

   (ii) incur any "accumulated funding deficiency" as such term is defined in
   Section 302 of ERISA, whether or not waived; or

   (iii) be terminated under circumstances which are likely to result in the imposition of a lien on the property of the Company or any such Subsidiary pursuant to Section 4068 of ERISA, if the event or condition described in clauses (i), (ii) or (iii) above is likely to subject the Company or any Subsidiary or ERISA Affiliate to liabilities which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

   (c) Upon request, the Company will furnish you or any other Institutional Holder a copy of the annual report of each Plan (Form 5500) required to be filed with the Internal Revenue Service no later than 45 days after the date such report has been filed with the Internal Revenue Service.

   (d) Promptly upon obtaining knowledge of the occurrence thereof, the Company will give you and each other Institutional Holder notice of (i) a reportable event with respect to any Plan; (ii) the institution of any steps by the Company, any Subsidiary, any ERISA Affiliate or the PBGC to terminate any Plan; (iii) the institution of any steps by the Company, any Subsidiary, or any ERISA Affiliate to withdraw from any Plan; (iv) a prohibited transaction in connection with any Plan; (v) any material increase in the contingent liability of the Company or any Subsidiary with respect to any post-retirement welfare liability; or (vi) the taking of any action by the Internal Revenue Service, the Department of Labor or the PBGC or any other Person with respect to any of the foregoing which, individually or in the aggregate, in any of the events specified above, could reasonably be expected to result in a Material Adverse Effect.

   6.9. Compliance with Laws.

   (a) The Company will, and will cause each Subsidiary to, comply with all laws, rules and regulations, including Environmental Laws, relating to its or their respective businesses, other than laws, rules and regulations the failure to comply with which or the sanctions and penalties resulting therefrom, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Company and its Subsidiaries shall not be required to comply with laws, rules and regulations the validity or applicability of which are being contested in good faith and by appropriate proceedings which stay the enforcement thereof and as to which the Company has established adequate reserves on its books in accordance with generally accepted accounting principles.

   (b) Promptly upon the occurrence thereof, the Company will give you and each other Institutional Holder notice of the institution of any proceedings against the Company or any Subsidiary, or the receipt of notice of any Environmental Claim, which if determined adversely could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

   6.10. Acquisition of Notes. Neither the Company nor any Subsidiary or Affiliate, directly or indirectly, will repurchase or offer to repurchase any Notes unless the offer is made to repurchase Notes pro rata from all holders at the same time and on the same terms. The Company will forthwith cancel any Notes in any manner or at any time acquired by the Company or any Subsidiary or Affiliate and such Notes shall not be deemed to be outstanding for any of the purposes of this Agreement or the Notes.

   6.11. Private Placement Number; NAIC . The Company consents to (i) the filing of copies of this Agreement with Standard & Poor's Corporation to obtain a private placement number and with the National Association of Insurance Commissioners and (ii) the filing of copies of the financial statements delivered pursuant to Section 6.6(b) with the National Association of Insurance Commissioners.

   6.12. Nature of Business. The Company will, and will cause each Subsidiary to, engage only in the development, production and sale of advanced microprocessor and radio frequency-based merchandising systems (including but not limited to electronic article merchandising and electronic access control systems), CCTV systems and other security systems and in businesses related thereto.
   6.13. Description of Actual Use of Proceeds. Within 30 days following the Closing Date, the Company will provide you with a listing of the Indebtedness repaid with the net proceeds from the sale of the Notes.

   7.  NEGATIVE COVENANTS

        The Company agrees that, for so long as any amount remains unpaid on any Note:

   7.1. Net Worth. The Company will not permit at any time its Consolidated Net Worth to be less than $45,000,000 plus the cumulative sum of 45% of its Consolidated Net Earnings (without reduction for any losses) for each of its fiscal quarters ending after December 26, 1993.

   7.2. Fixed Charge Ratio. The Company will not permit at any time the ratio of Consolidated Net Earnings Available for Fixed Charges to Fixed Charges for the most recently completed three fiscal quarters to be less than the ratios set forth below:

        For the Three Fiscal Quarters Ending           Ratio

        March 27, 1994                               .75 to 1.00
        June 26, 1994                               1.25 to 1.00
        September 25, 1994                          1.75 to 1.00

   and thereafter the Company will not permit at any time the ratio of Consolidated Net Earnings Available for Fixed Charges to Fixed Charges for the most recently completed four fiscal quarters to be less than 2.00 to 1.00.

   7.3. Funded Debt. The Company will not, and will not permit any Subsidiary to, permit to exist, create, assume, incur, maintain or otherwise be or become liable for, directly or indirectly, any Funded Debt other than:

   (a)  the Notes;

   (b) Funded Debt of the Company and its Subsidiaries outstanding on the Closing Date and described in the attached Annex IV and extensions, renewals, replacements, refundings or refinancings thereof, provided that there is no increase in the principal amount of such Funded Debt; and

   (c) additional Funded Debt, provided that at the time of incurring such additional Funded Debt and after giving effect thereto and to the application of the proceeds therefrom, (i) the Funded Debt of the Company and its Subsidiaries then to be outstanding does not exceed 55% of Consolidated Total Capitalization and (ii) if such Funded Debt is incurred or assumed in connection with an acquisition, the Company would be in compliance with Section 7.2 for the applicable period ending as of its most recently completed fiscal quarter, (A) calculating Consolidated Net Earnings Available for Fixed Charges, on a pro forma basis, as if the acquisition had occurred on the first day of the period of three consecutive fiscal quarters ending with the most recently completed fiscal quarter (if the acquisition occurs during any of the three fiscal quarters ending March 27, 1994, June 26, 1994 and September 25, 1994) and on the first day of the period of four consecutive fiscal quarters ending with the most recently completed fiscal quarter (if the acquisition occurs thereafter), and (B) calculating Fixed Charges, on a projected basis, giving effect to any Funded Debt incurred in connection with the acquisition, for the three fiscal quarters following the acquisition (if the acquisition occurs during any of the three fiscal quarters ending March 27, 1994, June 26, 1994 and September 25, 1994) and for the four fiscal quarters following the acquisition (if the acquisition occurs thereafter).

   7.4. Funded Debt of Subsidiaries. The Company will not permit any Subsidiary to permit to exist, create, assume, incur, maintain or otherwise be or become liable for, directly or indirectly, any additional Funded Debt unless Funded Debt of Subsidiaries outstanding on the Closing Date does not exceed $1,500,000 and unless, at the time of incurring such additional Funded Debt and after giving effect thereto and to the application of the proceeds therefrom,

   (a)  such Funded Debt may be incurred pursuant to Section 7.3(c), and

   (b) the sum (without duplication) of outstanding (i) Funded Debt of Subsidiaries (excluding for this purpose all recourse obligations incurred in connection with the sale of leases) and (ii) Indebtedness of the Company and Indebtedness of any Subsidiary secured by Liens permitted by
   Section 7.5(g) does not exceed 15% of Consolidated Net Worth.

   7.5. Liens. The Company will not, and will not permit any Subsidiary to, permit to exist, create, assume or incur, directly or indirectly, any Lien on its properties or assets, whether now owned or hereafter acquired, except:

   (a) Liens existing on property or assets of the Company or any Subsidiary as of the Closing Date that are described in the attached Annex V; and Liens resulting from extensions, renewals, refinancings and refundings of such Liens, provided that there is no increase in the principal amount of the Indebtedness secured thereby at the time of extension, renewal, refinancing or refunding, and any new Lien attaches only to the property which was subject to such Lien at the time of such extension, renewal, refinancing or refunding;

   (b) Liens for taxes, assessments or governmental charges or levies not then due and delinquent or the validity of which is being contested in good faith by appropriate proceedings which stay the enforcement thereof and as to which the Company has established adequate reserves on its books in accordance with generally accepted accounting principles;

   (c) Liens arising in connection with any legal proceeding, provided the execution of such Liens is effectively stayed and such Liens are being contested in good faith by appropriate proceedings and as to which the Company has established adequate reserves on its books in accordance with generally accepted accounting principles;

   (d) Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, including encumbrances in the nature of zoning restrictions, easements, rights and restrictions of record on the use of real property, landlord's and lessor's liens in the ordinary course of business, which in the aggregate do not materially interfere with the conduct of the business of the Company and its Subsidiaries taken as a whole or materially impair the value of the property subject thereto for the purpose of such business;

   (e) Liens securing Indebtedness of a Wholly-Owned Subsidiary to the Company or another Wholly-Owned Subsidiary or of the Company to a Wholly-Owned Subsidiary;

   (f) Liens (i) existing on tangible property at the time of its acquisition by the Company or a Subsidiary and not created in contemplation thereof, whether or not the Indebtedness secured by such Lien is assumed by the Company or such Subsidiary, or (ii) on tangible property created substantially contemporaneously with the date of acquisition or within 180 days of the acquisition or completion of construction thereof to secure or provide for all or a portion of the purchase price or cost of construction of such tangible property or (iii) existing on tangible property of a corporation at the time such corporation is merged into or consolidated with or is acquired by, or substantially all of its tangible assets are acquired by, the Company or a Subsidiary and not created in contemplation thereof; provided, in each case, that such Liens do not extend to other property of the Company or any Subsidiary and that the aggregate principal amount of Indebtedness secured by each such Lien does not exceed 100% of the fair market value of the tangible property subject thereto; and

   (g) Liens not otherwise permitted by paragraphs (a) through (f) above incurred subsequent to the Closing Date to secure Debt, provided that, (i) the sum of (x) Debt of the Company and its Subsidiaries secured by Liens incurred pursuant to this paragraph (g) and, without duplication, (y) other Funded Debt of Subsidiaries incurred subsequent to the Closing Date does not exceed 15% of Consolidated Net Worth and (ii) such Liens are not used to secure Debt outstanding on the Closing Date not subject to any Lien or any extension, renewal, replacement, refunding or refinancing of such Debt.

   7.6. Restricted Payments. The Company will not, except as hereinafter provided:

   (a) declare or pay any dividends, either in cash or property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of common stock of the Company);

   (b) directly or indirectly, or through any Subsidiary, purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock;

   (c) make any other payment or distribution, directly or indirectly, or through any Subsidiary, in respect of its capital stock; or

   (d)  make, or permit any Subsidiary to make, any Restricted Investment;

   (all such declarations, payments, purchases, redemptions, retirements, distributions and Investments described in clauses (a) through (d) being herein collectively referred to as "Restricted Payments") if, after giving effect thereto, the aggregate amount of Restricted Payments made after December 26, 1993 to and including the date of the making of the Restricted Payment in question would exceed the sum of (i) $10,000,000, plus (ii) 50% of Consolidated Net Earnings (or less 100% of any deficit) for each fiscal quarter of the Company subsequent to December 26, 1993, plus (iii) the net cash proceeds received by the Company after December 26, 1993 from the sale of shares of any class of its common or nonredeemable preferred stock or from any contribution to its capital, plus (iv) the net cash proceeds received by the Company after December 26, 1993 from the maturation, sale or other disposition of any Restricted Investment.

   7.7. Merger or Consolidation. The Company will not, and will not permit any Subsidiary to, merge or consolidate with, or sell all or substantially all of its assets to, any Person, except that:

   (a) The Company may merge into or consolidate with, or sell all or substantially all of its assets to, any Person or permit any Person to merge into it, provided that no Default or Event of Default exists and that immediately after giving effect thereto,

   (i) The Company is the successor corporation or, if the Company is not the successor corporation, (x) the successor corporation is a solvent corporation organized under the laws of a state of the United States of America or the District of Columbia and expressly assumes in writing satisfactory to holders of 66-2/3% of the Notes outstanding the Company's obligations under the Notes and this Agreement and (y) the holders of the Notes shall have received an opinion of legal counsel reasonably acceptable to them that this Agreement and the Notes are legal, valid and binding obligations of the successor corporation, enforceable against the successor corporation in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws affecting creditors' rights generally, and to the application of general principles of equity;

   (ii) There shall exist no Default or Event of Default; and

   (iii) The Company or such successor corporation could incur at least $1.00 of additional Funded Debt under Section 7.3 and Section 7.5(g); and

   (b) Any Subsidiary may (i) merge into the Company or a Wholly-Owned Subsidiary, or (ii) sell, transfer or lease all or any part of its assets to the Company or a Wholly-Owned Subsidiary or (iii) merge with any Person which, as a result of such merger, becomes a Wholly-Owned Subsidiary, or
   (iv) merge with any Person which does not become a Wholly-Owned Subsidiary as a result of such merger so long as such merger is not prohibited by
   Section 7.8(a); provided in each instance set forth in clauses (i) through
   (iv) that immediately before and after giving effect thereto there shall exist no Default or Event of Default and if the Subsidiary that merges or disposes of its assets is the Guarantor, the successor becomes a party to the Guaranty Agreement and expressly assumes in writing satisfactory to the holders of 66-2/3% of the Notes outstanding all of the Guarantor's obligations thereunder.

    7.8. Sale of Assets.

   (a) The Company will not, and will not permit any Subsidiary to (other than in the ordinary course of business, sell, lease, transfer or otherwise (including by way of merger) dispose of (collectively a "Disposition") any assets, including capital stock of Subsidiaries, in one or a series of transactions, to any Person, (i) if in any fiscal year, after giving effect to such Disposition, the aggregate net book value of assets subject to Dispositions during such fiscal year would exceed 10% of Consolidated Total Assets as of the end of the immediately preceding fiscal year or (ii) if, after giving effect to such Disposition and all prior Dispositions since the Closing Date, the aggregate net book value of assets subject to Dispositions would exceed, on a cumulative basis, 25% of Consolidated Total Assets as of the end of the immediately preceding fiscal quarter or (iii) if a Default or Event of Default exists or would exist after giving effect thereto or (iv) if the Company cannot incur at least $1.00 of additional Funded Debt pursuant to Section 7.3 and Section 7.5(g).

   (b)  Notwithstanding the foregoing limitations in paragraph (a) of this
   Section 7.8, the Company or a Subsidiary may make a Disposition and the net book value of the assets subject to such Disposition shall not be subject to or included in the foregoing limitations and computations (i) if the proceeds (net of taxes and related expenses) from such Disposition are either (A) reinvested, within twelve months after such Disposition, in productive tangible assets of a similar nature of the Company or its Subsidiaries or (B) applied to the prepayment, on a pro rata basis, of outstanding senior Debt of the Company and its Subsidiaries, including prepayment of the Notes pursuant to Section 2.2(a).

   (c) Notwithstanding the foregoing, (i) the Company will not, and will not permit any Subsidiary to, make any Disposition of any receivables, with or without recourse, and (ii) the Company or any Subsidiary may sell for cash leases of equipment in which it is lessor and which were entered into in the ordinary course of business, provided that, as of the end of each fiscal quarter, the aggregate net present value of all recourse obligations incurred in connection with the sale of such leases cannot exceed the greater of $1 million or 25% of the aggregate net present value of the future lease payments payable under all leases sold by the Company or any Subsidiary to which such recourse obligations relate.

   7.9. Disposition of Stock of Subsidiaries . The Company will not, and will not permit any Subsidiary to, issue, sell or transfer the capital stock of a Subsidiary to any Person other than the Company or a Wholly-Owned Subsidiary if such issuance, sale or transfer would cause it to cease to be a Subsidiary, unless (i) such sale would not be prohibited under Section 7.8 and (ii) such Subsidiary does not own any shares of capital stock or Indebtedness of the Company or another Subsidiary which Subsidiary is not being disposed of as a part of such transaction.

   7.10. Repurchase of Leases . The Company will not, and will not permit any Subsidiary to, make any payments to repurchase leases of equipment entered into in the ordinary course of business and sold by the Company or any Subsidiary as lessor with recourse to the Company or any Subsidiary ("Recourse Equipment Leases") or to repurchase the equipment subject to any Recourse Equipment Lease unless after giving effect to such payment: (i) for any fiscal quarter ending March 27, 1994, June 26, 1994, September 25, 1994 or December 25, 1994, the aggregate of such payments, net of the aggregate cash recoupment, cash recovery or other cash realization from the sale or other disposition of the Recourse Equipment Leases so repurchased or equipment subject to any Recourse Equipment Lease, during such fiscal quarter would not exceed the amount set forth below opposite the applicable fiscal quarter:

        Applicable Amount                  Fiscal Quarter Ending
         $250,000                          March 27, 1994
         500,000                           June 26, 1994
         750,000                           September 25, 1994
         1,000,000                         December 25, 1994


   and (ii) for any fiscal quarter thereafter, the aggregate of such payments, net of the aggregate cash recoupment, cash recovery or other cash realization from the sale or other disposition of the Recourse Equipment Leases so repurchased or equipment subject to any Recourse Equipment Lease so repurchased, during such fiscal year would not exceed, for the four most recently completed fiscal quarters, the amount set forth below opposite the applicable fiscal year:

        Applicable Amount                  Fiscal Year Ending
        $1,500,000                         December 31, 1995
         2,000,000                         December 29, 1996
         2,500,000                         December 28, 1997
         3,000,000                         December 27, 1998 and thereafter

   7.11. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into any transaction (including the furnishing of goods or services) with an Affiliate except in the ordinary course of business as presently conducted and on terms and conditions no less favorable to the Company or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate.

   7.12. Guaranties. The Company will not, and will not permit any Subsidiary to, be or become liable in respect to any Guaranty except the Guaranty Agreement and Guaranties which are limited in amount to a stated maximum principal amount of dollar exposure.

   7.13. Consolidated Tax Returns. The Company will not file, or consent to the filing of, any consolidated Federal income tax return with any Person other than a Subsidiary, except to the extent that the Company is required under the Code to do otherwise.

   7.14. Restrictions on Dividends . The Company will not, and it will not permit any Subsidiary to, enter into or become bound by any agreement or instrument or any charter or other corporate restriction which in any way prohibits or restricts any Subsidiary's ability to pay dividends or make advances to the Company or to perform under the Guaranty Agreement.

   8.  EVENTS OF DEFAULT AND REMEDIES THEREFOR

   8.1. Nature of Events. An "Event of Default" shall exist if any one or more of the following occurs:

   (a) Any default in the payment of interest when due on any of the Notes and continuance of such default for a period of five Business Days;

   (b) Any default in the payment of the principal of any of the Notes or the Make-Whole Amount thereon, if any, at maturity, upon acceleration of maturity or at any date fixed for prepayment;

   (c) Any default (i) in the payment of the principal of, premium, if any, interest on or any other amounts with respect to any other Indebtedness of the Company or any Material Subsidiary aggregating in excess of $2,500,000 as and when due and payable (whether by lapse of time, declaration, call for redemption or otherwise) and the continuation of such default beyond the period of grace (without regard to any waiver or amendment), if any, allowed with respect thereto, or (ii) (other than a payment default) under any agreements of the Company or any Material Subsidiary under or pursuant to which such Indebtedness aggregating in excess of $2,500,000 is issued, resulting in the acceleration of such Indebtedness;

   (d) Any default in the observance of any covenant or agreement contained in Section 6.12, Sections 7.1 through 7.8 or Section 8.7;

   (e) Any default in the observance or performance of any other covenant or provision of this Agreement which is not remedied within 30 Business Days following the earlier to occur of (i) the day on which an officer of the Company first obtains knowledge of such default or (ii) the day on which written notice thereof is given to the Company by any holder of a Note;

   (f) Any representation or warranty made by the Company in this Agreement or by the Guarantor in the Guaranty Agreement, or made by the Company in any written statement or certificate furnished by the Company in connection with the issuance and sale of the Notes or furnished by the Company pursuant to this Agreement, proves incorrect in any material respect as of the date of the issuance or making thereof;

   (g) Any judgment, writ or warrant of attachment or any similar process in an aggregate amount in excess of $1,000,000 shall be entered or filed against the Company or any Subsidiary or against any property or assets of either and remain unpaid, unvacated, unbonded or unstayed (through appeal or otherwise) for a period of 30 Business Days;

   (h) This Agreement, the Notes or the Guaranty, at any time for any reason cease to be in full force and effect as a result of acts taken by the Company or the Guarantor or shall be declared to be null and void in whole or in material part by a court or other governmental or regulatory authority having jurisdiction or the validity or enforceability thereof shall be contested by the Company or the Guarantor or either of them shall renounce any of the same or deny that it has any or further liability thereunder;

   (i)  The Company or any Material Subsidiary shall

   (i) generally not pay its debts as they become due or admit in writing its inability to pay its debts generally as they become due;

   (ii) file a petition in bankruptcy or for reorganization or for the adoption of an arrangement under the Federal Bankruptcy Code, or any similar applicable bankruptcy or insolvency law, as now or in the future amended (herein collectively called "Bankruptcy Laws"); file an answer or other pleading admitting or failing to deny the material allegations of such a petition; fail to file, within the time allowed for such purpose, an answer or other pleading denying or otherwise controverting the material allegations of such a petition; or file an answer or other pleading seeking, consenting to or acquiescing in relief provided for under the Bankruptcy Laws;

   (iii) make an assignment of all or a substantial part of its property for the benefit of its creditors;

   (iv) seek or consent to or acquiesce in the appointment of a receiver, liquidator, custodian or trustee of it or for all or a substantial part of its property;

   (v)  be finally adjudicated a bankrupt or insolvent;

   (vi) be subject to the entry of a court order, which shall not be vacated, set aside or stayed within 60 days from the date of entry, (A) appointing a receiver, liquidator, custodian or trustee of it or for all or a substantial part of its property, or (B) for relief pursuant to an involuntary case brought under, or effecting an arrangement in, bankruptcy or (C) for a reorganization pursuant to the Bankruptcy Laws or (D) for any other judicial modification or alteration of the rights of creditors; or

   (vii) be subject to the assumption of custody or sequestration by a court of competent jurisdiction of all or a substantial part of its property, which custody or sequestration shall not be suspended or terminated within 60 days from its inception.

      8.2. Remedies on Default. When any Event of Default described in paragraphs (a) through (h) of Section 8.1 has occurred and is continuing, the holders of more than 25% in aggregate principal amount of the Notes then outstanding may, by notice to the Company, declare the entire principal, together with the Make-Whole Amount (to the extent permitted by law), and all interest accrued on all Notes to be, and such Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are expressly waived. Notwithstanding the foregoing, when (i) any Event of Default described in paragraphs (a) or (b) of Section 8.1 has occurred and is continuing, any holder may by notice to the Company declare the entire principal, together with the Make-Whole Amount (to the extent permitted by law), and all interest accrued on the Notes then held by such holder to be, and such Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are expressly waived and (ii) any Event of Default described in paragraph (i) of Section 8.1 has occurred, then the entire principal, together with the Make-Whole Amount (to the extent permitted by law) and all interest accrued on all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Notes or any of them becoming due and payable as aforesaid, the Company will forthwith pay to the holders of such Notes the entire principal of and interest accrued on such Notes, plus the Make-Whole Amount which shall be calculated on the Determination Date.

   8.3. Annulment of Acceleration of Notes. The provisions of Section 8.2 are subject to the condition that if the principal of and accrued interest on the Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through
   (g), inclusive, of Section 8.1, the holder or holders of more than 66-2/3% in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that (i) at the time such declaration is annulled and rescinded no judgment or decree has been entered for the payment of any monies due pursuant to the Notes, this Agreement or the Guaranty, (ii) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement or the Guaranty (except any principal, interest or Make-Whole Amount, if any, on the Notes which has become due and payable solely by reason of such declaration under Section 8.2) shall have been duly paid and (iii) each and every Default or Event of Default shall have been cured or waived; and provided further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

   8.4. Other Remedies. If any Event of Default shall be continuing, any holder of Notes may enforce its rights by suit in equity, by action at law, or by any other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Agreement or in the Notes or in aid of the exercise of any power granted in this Agreement, and may enforce the payment of any Note held by such holder and any of its other legal or equitable rights.

   8.5. Conduct No Waiver; Collection Expenses. No course of dealing on the part of any holder of Notes, nor any delay or failure on the part of any holder of Notes to exercise any of its rights, shall operate as a waiver of such rights or otherwise prejudice such holder's rights, powers and remedies. If the Company fails to pay, when due, the principal of, or the interest on, any Note, or fails to comply with any other provision of this Agreement, the Company will pay to each holder, to the extent permitted by law, on demand, such further amounts as shall be sufficient to cover the costs and expenses, including but not limited to reasonable attorneys' fees, incurred by such holders of the Notes in collecting any sums due on the Notes or in otherwise enforcing any of their rights.

   8.6. Remedies Cumulative. No right or remedy conferred upon or reserved to any holder of Notes under this Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy given under this Agreement or now or hereafter existing under any applicable law. Every right and remedy given by this Agreement or by applicable law to any holder of Notes may be exercised from time to time and as often as may be deemed expedient by such holder, as the case may be.

   8.7. Notice of Default. With respect to Defaults, Events of Default or claimed defaults, the Company will give the following notices:

   (a) The Company promptly, but in any event within 5 days after the day on which an officer of the Company first obtains actual knowledge thereof, will furnish to each holder of a Note written notice of the occurrence of a Default or an Event of Default. Such notice shall specify the nature of such default, the period of existence thereof and what action the Company has taken or is taking or proposes to take with respect thereto.

   (b) If the holder of any Note or of any other evidence of Indebtedness of the Company or any Subsidiary gives any notice or takes any other action with respect to a claimed default, the Company will forthwith give written notice thereof to each holder of the then outstanding Notes, describing the notice or action and the nature of the claimed default.
   9.  AMENDMENTS, WAIVERS AND CONSENTS

   9.1. Matters Subject to Modification. Any term, covenant, agreement or condition of this Agreement or the Guaranty Agreement may, with the consent of the Company, be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the holder or holders of at least 66-2/3% in aggregate principal amount of outstanding Notes; provided, however, that, without the written consent of the holder or holders of all of the Notes then outstanding, no such waiver, modification, alteration or amendment shall be effective which will (i) change the time of payment (including any required prepayment) of the principal of or the interest on any Note, (ii) reduce the principal amount thereof or the Make-Whole Amount, if any, or change the rate of interest thereon, (iii) change any provision of any instrument affecting the preferences between holders of the Notes or between holders of the Notes and other creditors of the Company, or (iv) change any of the provisions of Section 8.2, Section 8.3 or this Section 9.

        For the purpose of determining whether holders of the requisite principal amount of Notes have made or concurred in any waiver, consent, approval, notice or other communication under this Agreement, Notes held in the name of, or owned beneficially by, the Company, any Subsidiary or any Affiliate thereof, shall not be deemed outstanding.

   9.2. Solicitation of Holders of Notes. The Company will not, directly or indirectly, solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each holder of the Notes (irrespective of the amount of Notes then owned by it) shall concurrently be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Section 9 shall be delivered by the Company to each holder of outstanding Notes forthwith following the date on which the same shall have been executed and delivered by the holder or holders of the requisite percentage of outstanding Notes. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of the Notes as consideration for or as an inducement to the entering into by any holder of the Notes of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to each holder of the then outstanding Notes.

   9.3. Binding Effect. Any such amendment or waiver shall apply equally to all the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right related thereto.

   10. FORM OF NOTES, REGISTRATION, TRANSFER, EXCHANGE AND REPLACEMENT

   10.1. Form of Notes. Each Note initially delivered under this Agreement will be in the form of one fully registered Note in the form attached as Exhibit A. The Notes are issuable only in fully registered form and in denominations of at least $100,000 (or the remaining outstanding balance thereof, if less than $100,000).

   10.2. Note Register. The Company shall cause to be kept at its principal office a register (the "Note Register") for the registration and transfer of the Notes. The names and addresses of the holders of Notes, the transfer thereof and the names and addresses of the transferees of the Notes shall be registered in the Note Register. The Company may deem and treat the person in whose name a Note is so registered as the holder and owner thereof for all purposes and shall not be affected by any notice to the contrary, until due presentment of such Note for registration of transfer as provided in this Section 10.

   10.3. Issuance of New Notes upon Exchange or Transfer. Upon surrender for exchange or registration of transfer of any Note at the office of the Company designated for notices in accordance with Section 12.2, the Company shall execute and deliver, at its expense, one or more new Notes of any authorized denominations requested by the holder of the surrendered Note, each dated the date to which interest has been paid on the Notes so surrendered (or, if no interest has been paid, the date of such surrendered Note), but in the same aggregate unpaid principal amount as such surrendered Note, and registered in the name of such person or persons as shall be designated in writing by such holder. Every Note surrendered for registration of transfer shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or by his attorney duly authorized in writing. The Company may condition its issuance of any new Note in connection with a transfer by any Person on the transferee making the representation in
   Section 3.2, by Institutional Holders on compliance with Section 2.5 and on the payment to the Company of a sum sufficient to cover any stamp tax or other governmental charge imposed in respect of such transfer.

   10.4. Replacement of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company or in the event of such mutilation upon surrender and cancellation of the Note, the Company, without charge to the holder thereof, will make and deliver a new Note, of like tenor in lieu of such lost, stolen, destroyed or mutilated Note. If any such lost, stolen or destroyed Note is owned by you or any other Institutional Holder, then the affidavit of an authorized officer of such owner setting forth the fact of such loss, theft or destruction and of its ownership of the Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no further indemnity shall be required as a condition to the execution and delivery of a new Note, other than a written agreement of such owner (in form reasonably satisfactory to the Company) to indemnify the Company.

   11.  ADDITIONAL SERIES OF NOTES

   11.1. Provision for Additional Series of Notes. The Company may, from time to time, issue and sell additional series of its unsecured promissory notes (each additional series being designated by the next succeeding letter of the alphabet following designation of the immediately preceding series) to one or more additional purchasers (which may include one or more of the Purchasers if such Purchaser or Purchasers shall in its or their sole discretion consent thereto) and may, in connection with the documentation of such additional series, incorporate by reference all of or certain of the provisions of this Agreement; provided, however, that such incorporation by reference shall not dilute or otherwise affect the relative priority or other rights of the Purchasers of the Notes hereunder or any subsequent series of notes, including, without limitation, the percentages of the Notes required to approve an amendment to this Agreement or to effect a waiver pursuant to Section 9.1 hereof or the percentages of the Notes required to accelerate the maturity of the Notes or to rescind such an acceleration of the maturity of the Notes pursuant to Sections 8.2 and 8.3 hereof. This Section 11 does not in any manner obligate any of the Purchasers or the holders of the Notes to purchase or agree to purchase additional series of the Company's unsecured promissory notes now or at any time in the future.

   11.2. Conditions to Additional Series of Notes. The Company may (but shall not be required to) at any time, or from time to time, offer to any one or more of the Purchasers an opportunity to purchase additional promissory notes. At such time the Company shall provide such offeree with additional information regarding the terms of such additional promissory notes, the timing of the offering and whatever additional information as the Purchaser may request. If a Purchaser fails to respond to such an offer, the Purchaser shall be deemed to have rejected the Company's offer. The Purchasers shall have no obligation to make any such additional purchase, and may reject such offers at their sole discretion. In the event that the Company and one or more of the Purchasers shall mutually agree to such an additional purchase, the issuance of each such additional series of promissory notes shall occur upon the execution by the Company and each of such Purchasers participating therein of a terms agreement substantially in the form of Exhibit F hereto, appropriately completed, and satisfaction by the Company of all of the conditions to closing and funding set forth in Section 4 hereof, with such changes as shall be appropriate to such additional series of promissory notes, and the delivery of such additional closing documents and opinions as such Purchasers shall request.

   12. MISCELLANEOUS

   12.1. Expenses. Whether or not the purchase of Notes herein contemplated shall be consummated, the Company agrees to pay directly all reasonable expenses in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated by this Agreement, including, but not limited to, out-of-pocket expenses, filing fees of Standard & Poor's Corporation in connection with obtaining a private placement number, charges and disbursements of special counsel, photocopying and printing costs and charges for shipping the Notes, adequately insured, to you at your home office or at such other address as you may designate, and all similar expenses (including the fees and expenses of counsel) relating to any proposed amendments, waivers or consents, whether or not consummated, in connection with this Agreement or the Notes, including, but not limited to, any such amendments, waivers or consents resulting from any work-out, renegotiation or restructuring relating to the performance by the Company of its obligations under this Agreement and the Notes. The Company also agrees that it will pay and save you harmless against any and all liability with respect to stamp and other documentary taxes, if any, which may be payable, or which may be determined to be payable in connection with the execution and delivery of this Agreement or the Notes (but not in connection with a transfer of any Notes), whether or not any Notes are then outstanding. The obligations of the Company under this Section 12.1 shall survive the retirement of the Notes. The Company agrees to pay the fees and expenses of counsel (to the extent not previously paid pursuant to Section 4.4) within 3 Business Days of receipt of an itemized statement therefor.

   12.2. Notices. Except as otherwise expressly provided herein, all communications provided for in this Agreement shall be in writing and delivered by overnight courier or by a facsimile with a copy also contemporaneously sent by overnight courier, such notice to be deemed effective as of the time of actual receipt by overnight courier (i) if to you, to the address set forth below your name in Schedule I, or to such other address as you may in writing designate, (ii) if to any other holder of the Notes, to such address as the holder may designate in writing to the Company, and (iii) if to the Company, to Checkpoint Systems, Inc., 550 Grove Road, Thorofare, New Jersey 08086, Attention: Chief Financial Officer, or to such other address as the Company may in writing designate.

   12.3. Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by you at the closing of the purchase of the Notes (except the Notes themselves), and (iii) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process, and you may destroy any original document so reproduced. The Company agrees and stipulates that any such reproduction which is legible shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence; provided that nothing herein contained shall preclude the Company from objecting to the admission of any reproduction on the basis that such reproduction is not accurate, has been altered or is otherwise incomplete.

   12.4. Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

   12.5. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

   12.6. Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

   12.7. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart or reproduction thereof permitted by Section 12.3.

   12.8. Reliance on and Survival of Provisions. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant to this Agreement, whether or not in connection with a closing, (i) shall be deemed to have been relied upon by you, notwithstanding any investigation heretofore or hereafter made by you or on your behalf and (ii) shall survive the delivery of this Agreement and the Notes.


   12.9. Integration and Severability. This Agreement embodies the entire agreement and understanding between you and the Company, and supersedes all prior agreements and understandings relating to the subject matter hereof. In case any one or more of the provisions contained in this Agreement or in any Note, or application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement and in any Note, and any other application thereof, shall not in any way be affected or impaired thereby.

   12.10. Confidentiality. You agree that you will keep confidential in accordance with your internal policies and procedures in effect from time to time any written information with respect to the Company or its Subsidiaries which is furnished pursuant to this Agreement and which is designated by the Company or its Subsidiaries to you in writing as confidential, provided that you may disclose any such information (a) as has become generally available to the public (other than as a consequence of your actions) or to you on a non-confidential basis from a source other than the Company or its Subsidiaries or as was known to you on a non-confidential basis prior to its disclosure by the Company or its Subsidiaries, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over you or to the National Association of Insurance Commissioners or similar organizations or their successors, (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) to the extent that you reasonably believe it appropriate in order to protect your investment in the Notes or in order to comply with any law, order, regulation or ruling applicable to you, (e) to your officers, trustees, employees, auditors or counsel or to rating agencies or another holder of the Notes, (f) to Persons who are parties to similar confidentiality agreements, or (g) to the prospective transferee in connection with any contemplated transfer of any of the Notes by you. By its acceptance of a Note, any transferee shall be bound by the terms of this Section 12.10.


        IN WITNESS WHEREOF, the Company and the Purchasers have caused this Agreement to be executed and delivered by their respective officer or officers thereunto duly authorized.

        CHECKPOINT SYSTEMS, INC.
        By:
        Title:

        PRINCIPAL MUTUAL LIFE INSURANCE COMPANY
        By:
        Title:

        By:
        Title:

        TMG Life Insurance Company
        By:  THE MUTUAL GROUP, Its Agent

        By:
        Name:  Robert Lapointe
        Title: Vice President

        By:
        Name:  Michael J. Carew
        Title: Assistant Vice President

                         SCHEDULE I

             Principal Amount of Notes to Be Purchased

   Name and Address of Purchaser                   Principal Amount of Notes
   Principal Mutual Life Insurance Company                $10,000,000
   711 High Street
   Des Moines, Iowa 50392-0800
   Attention:  Investment Department -
                  Securities Division


   Address for all communications is as above, except notices of payment and written confirmations of wire or inter-bank transfers, which shall be addressed to:

        Principal Mutual Life Insurance Company
        711 High Street
        Des Moines, Iowa  50392-0810
        Attn:  Investment Department -
           Accounting and Treasury

   All payments are to be by bank wire transfer of immediately available funds to:

        Norwest Bank Iowa, N.A.
        7th & Walnut Streets
        Des Moines, Iowa  50309
        Account No. 014752

   Each wire transfer shall identify such payment as "Checkpoint Systems, Inc., 8.27% Series A Senior Notes due April 1, 2002," Bond No. 1-B-60027.

   Tax ID # 42-0127290

                         SCHEDULE I

             Principal Amount of Notes to Be Purchased

   Name and Address of Purchaser                Principal Amount of Notes
   TMG Life Insurance Company                         $2,000,000
   401 North Executive Drive
   Brookfield, Wisconsin  53008-0980
   Attention:  Lisa Harris


   Address for all communications is as above.

   All payments are to be by bank wire transfer of immediately available funds to:

        Federal Reserve Bank Minneapolis
        Norwest Bank MN/Trust
        ABA# 091000019
        Credit Account # 08-40-245
        For Credit to TMG Life - Universal
        Account # 12250600
        Contact:  Jane Busch

   Each wire transfer shall identify such payment as "Checkpoint Systems, Inc., Series A 8.27% Senior Notes due April 1, 2002."

   Tax ID # 45-0208990